Exhibit 10.46

MKS INSTRUMENTS, INC.

PRSU ASSUMPTION AGREEMENT

FOR U.S. EMPLOYEES

Holder: [                                     ]

PERFORMANCE-BASED RESTRICTED STOCK UNIT ASSUMPTION AGREEMENT effective as of February __, 2019 (the “PRSU Assumption Agreement”).

WHEREAS, MKS Instruments, Inc., a Massachusetts corporation (“MKS”), has acquired Electro Scientific Industries, Inc., an Oregon corporation (“ESI”), through the merger of a wholly owned MKS subsidiary into ESI (the “Merger”), pursuant to the Agreement and Plan of Merger by and among MKS, ESI and such subsidiary dated as of October 29, 2018, as may have been amended from time to time (the “Merger Agreement”).

WHEREAS, before the consummation of the Merger, you held one or more outstanding awards of restricted stock units that were granted subject to vesting based on both the achievement of performance goals and the satisfaction of services conditions (“PRSUs”) with respect to shares of the common stock of ESI, no par value per share (“ESI Common Stock”), that you received under the Electro Scientific Industries, Inc. 2004 Stock Incentive Plan, as such plan has been amended from time to time, most recently on August 18, 2016 (the “ESI Plan”), each of which is evidenced by a Performance-Based Restricted Stock Units Award Agreement, as each such agreement may have been amended from time to time (a “PRSU Agreement”).

WHEREAS, the provisions of the Merger Agreement required MKS to assume, at the effective time of the Merger (the “Effective Time”), each PRSU award that was outstanding as of immediately prior to the Effective Time. Under the assumption, MKS has converted the number of shares of ESI Common Stock covered by each such PRSU award, as determined in accordance with the PRSU award, into shares of MKS common stock, no par value per share (“MKS Common Stock”), using an exchange ratio (the “Equity Award Exchange Ratio”) determined based on the Merger consideration and pre-closing trading prices for the MKS Common Stock pursuant to a method specified in the Merger Agreement. MKS has provided you the actual Equity Award Exchange Ratio in the employee communication to you regarding the conversion.

WHEREAS, the purpose of this PRSU Assumption Agreement is to evidence MKS’s assumption of your outstanding PRSU award identified on Annex A hereto at the Effective Time and to reflect certain adjustments to such PRSU award that were necessary or advisable in connection with their assumption by MKS.

NOW, THEREFORE, MKS and you agree as follows:

1. MKS has assumed, as of the Effective Time, all the duties and obligations of ESI under the PRSU award identified on Annex A hereto (the “ESI PRSUs” and, as assumed, the “Assumed ESI PRSUs”) and will issue from the MKS Instruments, Inc. 2014 Stock Incentive Plan, as it may be amended or replaced from time to time (the “MKS Incentive Plan”), any shares that become distributable with respect to the Assumed ESI PRSUs. In connection with such assumption, the number of shares of MKS Common Stock under the Assumed ESI PRSU award that were earned or deemed to be earned, in accordance with the terms of the applicable ESI PRSU award and subject to any limitations set forth therein, covered by this PRSU Assumption Agreement reflects the Equity Award Exchange Ratio, resulting in Assumed ESI PRSUs for the number of shares of MKS Common Stock indicated on Annex A hereto. If you also held other ESI equity compensation awards at the Effective Time, including other PRSUs, those other awards are covered under one or more separate assumption agreements.

2. By clicking acceptance of this PRSU Assumption Agreement, you hereby acknowledge receipt of this PRSU Assumption Agreement and understand that all rights and liabilities with respect to your Assumed ESI PRSU award are as set forth in the applicable PRSU Agreement, the ESI Plan (to the extent incorporated into the PRSU Agreement) and this PRSU Assumption Agreement.

3. The intent of the foregoing adjustments to your ESI PRSUs is to preserve their value as determined in connection with the Merger, and you agree that this assumption satisfies Section 12.2-2 of the ESI Plan, if applicable, and the relevant provision of the applicable PRSU Agreement.

4. The following provisions will govern the Assumed ESI PRSU award:

(a) Unless the context otherwise requires, all references in the applicable PRSU Agreement and the ESI Plan (to the extent incorporated into such PRSU Agreement) are adjusted as follows: (i) all references to the “Company” mean ESI (after the merger with a subsidiary of MKS) and any successor entity into which ESI is subsequently merged subject to subsection (c) below, and, for purposes of “Reorganization Event” under the MKS Incentive Plan, MKS, (ii) all references to “Stock,” “Common Stock” or “Shares” mean shares of MKS Common Stock, (iii) all references to the “Board” mean the Board of Directors of MKS or the Compensation Committee of such Board and (iv) any interpretation of corporate law for purposes of the Assumed ESI PRSU award will be under Massachusetts law rather than Oregon law.

(b) All other provisions governing the vesting and termination of the Assumed ESI PRSU award, including any post-Effective Time rights to acceleration you may have under the applicable PRSU Agreement or otherwise, remain the same as set forth in the applicable PRSU Agreement (or other applicable agreement), and those provisions (and any related provisions of the ESI Plan incorporated by reference into such PRSU Agreement) will accordingly govern and control your rights under this PRSU Assumption Agreement to receive MKS Common Stock under the Assumed ESI PRSUs covered by this PRSU Assumption Agreement. For the avoidance of doubt, in accordance with the terms of the applicable PRSU Agreement, performance under the applicable PRSU Agreement was measured at the Effective Time and, following the Merger, the Assumed ESI PRSUs ceased to be subject to the enumerated performance factors and now vest solely based on your continued provision of service to MKS or any subsidiary of MKS through the period specified in the applicable PRSU Agreement.

(c) For purposes of applying any and all provisions of the applicable PRSU Agreement and the ESI Plan relating to your status as an employee of ESI or its parent or subsidiaries for purposes of determining your continuous employment, you will be deemed to be continuously employed for as long as you continue to render services as an employee to MKS or any present or future parent company or majority-owned subsidiary of MKS. Accordingly, the provisions of the applicable PRSU Agreement governing the termination of the Assumed ESI PRSUs in connection with your ceasing to be an employee will, after the Effective Time, be applied on the basis of your cessation of employee status with MKS and its parent and majority-owned subsidiaries.

(d) Shares of MKS Common Stock delivered to you upon settlement of your Assumed ESI PRSUs shall not be rounded down to the nearest whole share. Rather, fractional shares of MKS Common Stock, if any, shall be delivered to you.

(e) Tax Withholding. MKS’s obligation to deliver Shares to you upon the vesting of the PRSUs shall be subject to the satisfaction of all income tax (including federal, state and local taxes), social insurance, payroll tax, payment on account or other tax-related withholding requirements (“Tax Withholding”). In order to satisfy all Tax Withholding related to your PRSUs, you agree to the following:

(i) MKS shall determine the amount of any taxes that MKS or any affiliated company may be obligated to withhold with respect to the grant, vesting, or other event with respect to the PRSUs. MKS expects to withhold a sufficient number of shares of MKS Common Stock in connection with such event to satisfy the amount of any such Tax Withholding that arises. The amount of taxable compensation that you will recognize in connection with any such event and the fair market value of such withheld Shares will be based on the closing price of MKS Common Stock on the respective vesting date, provided, however, that if such date is not a trading day, MKS will use the closing price on the first trading day following such date. MKS may take such action without notice to you and will then remit to you the balance of any proceeds from withholding such shares in excess of the amount reasonably determined to be necessary to satisfy such Tax Withholding obligations. You will have no discretion as to the satisfaction of Tax Withholding obligations in such manner. If, however, MKS for any reason does not satisfy the Tax Withholding obligations with respect to the vesting of the PRSUs as provided above in this Section 4(e)(i) or otherwise pays taxes on your behalf (that are your responsibility), MKS or its affiliate shall be entitled to require a cash payment by or on behalf of you and/or to deduct from other compensation payable to you the amount of any such Tax Withholding obligations or MKS-paid taxes that are your responsibility.

(ii) You acknowledge and agree that you have had an opportunity to review with your own tax advisors the federal, state, local and non-U.S. tax consequences of the Assumed ESI PRSU award and the transactions contemplated by this PRSU Assumption Agreement. You are relying solely on such advisors and not on any statements or representations of MKS, ESI, or any of their affiliates or agents. You understand that you (and not MKS, ESI or their affiliates) shall be responsible for your own tax liability that may arise as a result of the Assumed ESI PRSU award or the transactions contemplated by this PRSU Assumption Agreement.

5. Except to the extent specifically modified by this PRSU Assumption Agreement, all of the terms and conditions of the applicable PRSU Agreement as in effect immediately prior to the Effective Time continue in full force and effect and are not in any way amended, revised or otherwise affected by this PRSU Assumption Agreement.

IN WITNESS WHEREOF, MKS Instruments, Inc. has caused this PRSU Assumption Agreement to be delivered on its behalf by its duly-authorized officer or agent.

MKS INSTRUMENTS, INC.

By:	[Insert electronic signature]
Gerald G. Colella, CEO

Date: ___________, 2019

Annex A

Name of PRSU Holder     [______________________________]

Original Grant Date	Number of Shares of ESI Common Stock Earned and Deemed Earned, After Application of Cap	Number of Shares of MKS Common Stock under PRSUs After Conversion, All Treated as Subject to Time-Based Vesting

(The number of shares of MKS Common Stock following the conversion has been calculated by multiplying the number of shares of ESI Common Stock earned for any completed performance periods or deemed earned for any incomplete performance periods at the time of the Merger, in accordance with and subject to limitations contained in, the ESI PRSU award (including the cap on the number of shares of ESI Common Stock that may be earned under the ESI PRSU award) by the Equity Award Exchange Ratio and rounding to the nearest whole share. Any shares of ESI Common Stock subject to PRSUs that were not deemed earned by satisfaction of the relevant performance goal or that exceed the maximum cap for shares that may vest under the PRSUs have been forfeited as of the Effective Time.)

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